DIMON Incorporated
Page 1
EXHIBIT 99.1

DIMON Incorporated Tel: 434 792 7511 512 Bridge Street Post Office Box 681 Danville, VA 24543-0681 USA
NEWS RELEASE	Contact:	Ritchie L. Bond
(434) 791-6952
May 19, 2003

DIMON Estimates Earnings Effect From Settlement

Danville, VA – DIMON Incorporated (NYSE: DMN) today announced that, in connection with the conditional settlement of the DeLoach class action litigation announced May 16, it would record a $6 million contingency liability charge during its fiscal fourth quarter ending June 30, 2003.  The after tax effect of that charge is expected to be approximately $3.9 million, or $0.09 per basic share.  The Company’s previously stated earnings guidance for the full fiscal year ending June 30, 2003 remains otherwise unchanged.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for the Company’s tobacco products, and the impact of regulation and litigation on the Company’s customers.  A further list and description of these risks, uncertainties and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and other filings with the Securities and Exchange Commission.

DIMON Incorporated is the world’s second largest dealer of leaf tobacco with operations in more than 30 countries. For more information on DIMON, visit the Company’s website at www.dimon.com.

-5-